UNITED STATES SECURITIES & EXCHANGE COMMISSION
                           Washington, D.C.  20549

                               PROXY STATEMENT
      Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No.  )

Filed by the Registrant  [X]

Filed by a party other than the Registrant  [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
    6(e)(2))

                            PIER 1 IMPORTS, INC.
              (Name of Registrant as Specified In Its Charter)


                            PIER 1 IMPORTS, INC.
                 (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of  Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

                            PIER 1 IMPORTS, INC.
                       301 Commerce Street, Suite 600
                           Fort Worth, Texas 76102






                                                            May 20, 1996



Dear Shareholder:

  On behalf of the Board of Directors and Management, you are cordially invited to attend the Annual Meeting of Shareholders to be held at 10:00 a.m. local time on Thursday, June 27, 1996, at the Radisson Plaza Hotel, Grand Crystal Ballroom, Section A, 825 Main Street, Fort Worth, Texas. The formal Notice of the Annual Meeting of Shareholders and Proxy Statement are attached. Please read them carefully.

  It is important that your shares be voted at the meeting in accordance with your preference. If you do not plan to attend, please complete the proxy card located in the envelope's address window by indicating your vote on the issues presented and sign, date and return the proxy in the prepaid envelope provided. If you are able to attend the meeting and wish to vote in person, you may withdraw your proxy at that time.



                                Sincerely,







                                Clark A. Johnson
                                Chairman and Chief Executive Officer

                            PIER 1 IMPORTS, INC.
                       301 Commerce Street, Suite 600
                          Fort Worth, Texas  76102



                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held June 27, 1996






  The Annual Meeting of Shareholders of Pier 1 Imports, Inc., a Delaware corporation (the "Company"), will be held on June 27, 1996, at 10:00 a.m., local time, at the Radisson Plaza Hotel, Grand Crystal Ballroom, Section A, 815 Main Street, Fort Worth, Texas for the following purposes:

     (1) To elect seven Directors to hold office until the next Annual Meeting of Shareholders.

     (2) To approve amendments to the 1989 Employee Stock Option Plan to increase the number of shares available for issuance and extend the term.

     (3)  To act upon a stockholder proposal.

     (4) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

  Only holders of record of Common Stock at the close of business on May 8, 1996, are entitled to notice of and to vote at the Annual Meeting. A complete list of shareholders entitled to vote will be available for examination at the Company's offices at 301 Commerce Street, Suite 600, Fort Worth, Texas by any Company Shareholder during ordinary business hours for a period of ten days prior to the date of the Annual Meeting.

  To ensure that your vote will be counted, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed prepaid envelope, whether or not you plan to attend the Annual Meeting. Your proxy may be revoked in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Annual Meeting.

                                        By Order of the Board of Directors,




                                        J. Rodney Lawrence
                                        Senior Vice President and Secretary
May 20, 1996
Fort Worth, Texas



               PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY,
        WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING

                            PIER 1 IMPORTS, INC.
                       301 Commerce Street, Suite 600
                           Fort Worth, Texas 76102

                          ________________________


                               PROXY STATEMENT
                                     For
                       ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held June 27, 1996


  This Proxy Statement is being furnished to the holders of Common Stock, par value $1.00 per share (the "Common Stock") of Pier 1 Imports, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on June 27, 1996, and at any adjournments or postponements thereof. Shareholders representing a majority of the Common Stock outstanding and entitled to vote must be present in person or represented by proxy in order to constitute a quorum to conduct business at the meeting. The Board of Directors has fixed the close of business on May 8, 1996, as the record date for the determination of the Shareholders entitled to notice of and to vote at the Annual Meeting. On the record date, 39,688,385 shares of Common Stock were outstanding and entitled to be voted at the meeting. Each share of Common Stock entitles the registered holder thereof to one vote on each matter submitted to a vote at the meeting.

  All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to the meeting, unless the proxies have been properly revoked prior to voting, will be voted in accordance with the instructions on such proxies. If no instructions are given, proxies will be voted in accordance with the recommendations of the Board of Directors, as noted in this Proxy Statement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by delivery to the Corporate Secretary of the Company at the Company's principal executive offices at 301 Commerce Street, Suite 600, Fort Worth, Texas 76102 of a written notice of revocation bearing a later date than the proxy, or by duly executing and delivering to the Corporate Secretary a subsequent proxy relating to the same shares, or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy). With regard to all items submitted for Shareholder vote, abstentions are not counted as voting for approval of a matter and, therefore, will have the same effect as a vote "against" the matter, even though the Shareholder may interpret such action differently. Votes withheld, including broker non-votes, are neither counted as voting for nor against a matter and, therefore, as to that matter will not be treated as shares present and will be disregarded.

  The accompanying proxy also covers shares of Common Stock held for participants in the Company's Stock Purchase Plan and will serve as voting instructions for the Plan administrators to vote such shares.

  This Proxy Statement and the accompanying proxy are being first sent to Shareholders on May 20, 1996.


                            ELECTION OF DIRECTORS

  Seven Directors of the Company are to be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders of the Company and until their respective successors shall have been elected and qualified. Unless authority to vote for one or more Directors is withheld, proxies will be voted for the election of the persons listed below or, if any such person shall unexpectedly become unable or unwilling to accept nomination or election, for the election of such other person as the Board of Directors may recommend. Directors will be elected by holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote. The persons listed below are Directors of the Company now in office and are nominees for re-election. The Board of Directors recommends a vote "FOR" the nominees.

Nominees for Directors

CLARK A. JOHNSON

  Clark A. Johnson, age 65, has served as Chairman and Chief Executive Officer of the Company and has been a member of the Executive Committee since March 1988. He has been a Director of the Company since March 1983. From May 1985 to March 1988 Mr. Johnson served as President and Chief Executive Officer of the Company. He is a director of Albertson's Inc., InterTAN, Inc., Metro Media International Group, Anacomp, Inc. and Heritage Media Corporation.


CHARLES R. SCOTT

  Charles R. Scott, age 68, is a member of the Executive Committee and has been a Director of the Company since March 1983. He is a principal, president and chief executive officer of Leadership Centers USA, Inc., which conducts business under the name TEC-The Executive Committee. Mr. Scott served as president and chief executive officer of The Actava Group Inc. from February 1991 until April 1994, and from August 1970 to February 1991 served as chairman, president and chief executive officer of Intermark, Inc. He is also a director of The Union Bank of California.


MARVIN J. GIROUARD

  Marvin J. Girouard, age 56, has served as President and Chief Operating Officer of the Company and as a Director since August 1988. From May 1985 until August 1988, he served as Senior Vice President - Merchandising of Pier 1 Imports (U.S.), Inc., a wholly owned subsidiary of the Company. He also is a director of ENSERCH Corporation.


SALLY F. McKENZIE

  Sally F. McKenzie, age 67, has been a Director of the Company since November 1985 and is a member of the Audit Committee. Mrs. McKenzie has served as a volunteer leader on a local, regional and national basis for over five years.


JAMES M. HOAK, JR.

  James M. Hoak, Jr., age 52, has been a Director of the Company since September 1991 and is chairman of the Executive Committee and a member of the Audit Committee and the Compensation Committee. He has served as chairman of Heritage Media Corporation since August 1987; chairman of Hoak Capital Corporation since September 1991; chairman of Hoak Securities Corporation since April 1995 and chairman and president of James M. Hoak & Company since April 1995. From 1971 to 1987 he served as president and director of Heritage Communications, Inc. and as its chairman and director from August 1987 to December 1990. From February 1991 to January 1995 he served as chairman and director of Crown Media, Inc. He is also a director of Airgas, Inc., MidAmerican Energy Company and Texas Industries, Inc. Until April 1994, he served as a Governor of the American Stock Exchange.


MARTIN L. BERMAN

  Martin L. Berman, age 56, has been a Director of the Company since June 1994 and is chairman of the Audit Committee and a member of the Executive Committee. Since April 1995 he has been chairman, chief executive officer and a principal of Palisade Capital Management L.L.C. ("Palisade") and senior managing director of Palisade Capital Securities, L.L.C., a related company. From 1990 to April 1995 he served as a managing director at Smith Barney Inc., prior to which he served as a managing director at Drexel Burnham Lambert, Incorporated.


CRAIG C. GORDON

  Craig C. Gordon, age 41, has been a Director of the Company since March
1995, and is chairman of the Compensation Committee.   He has served as
president of Off-The-Record Research since November 1994. From April 1987 to March 1995, he was a principal of RCM Capital Management.

Board Meetings, Committees and Fees

  During the 1996 fiscal year, the Board of Directors of the Company met on five occasions and took action by unanimous written consent in lieu of a meeting on three occasions. Each of the Directors attended at least 75% of the total number of meetings of the Board of Directors and of the Committees on which he or she served.

  Each Director who was not an officer of the Company was paid a fee of $25,500 during the past fiscal year and also received $1,250 for each of three Board meetings attended and $1,500 for two Board meetings attended, which is the current fee for each Board meeting attended, and $500 for each committee meeting attended. Directors receive annual grants of stock options covering 3,000 shares per Director under the Non-Employee Director Stock Option Plan and are eligible to participate in the Company's Stock Purchase Plan by contributing monthly up to the full amount of their Director fees and receiving matching contributions from the Company of 50% of their contributions, excluding contributions made from Board meeting fees and committee fees. In addition, during the past fiscal year Messrs. Hoak, Berman & Gordon each received $9,900 for their service on a special committee to investigate and make recommendations on trading losses. Directors of the Company who are employees of the Company serve without compensation for their services as Directors of the Company.

  Executive Committee. The Executive Committee is entitled to exercise all powers of the Board when the Board is not in session to the extent permitted by law and the Bylaws. The Executive Committee took action by unanimous written consent in lieu of a meeting on one occasion during the last fiscal year. Executive Committee members are Directors Hoak (chairman), Scott, Johnson and Berman.

  The Executive Committee also performs the functions of the nominating committee and is responsible for considering and making recommendations to the Board regarding nominees for election to the Board and Board Committee assignments. The Executive Committee will consider recommendations submitted by Shareholders for nominees for election to the Board.

  Audit Committee. The Audit Committee recommends independent auditors for appointment by the Board and is responsible for reviewing the financial condition of the Company and its internal controls. It also reviews audit and other reports of the independent auditors and actions to be taken thereon by management. The Audit Committee held four meetings during the last fiscal year. Audit Committee members are Directors Berman (chairman), McKenzie and Hoak.

  Compensation Committee. The Compensation Committee establishes and administers incentive-based compensation plans for senior executive officers and reviews and makes recommendations to the Board concerning other compensation policies. The Compensation Committee held two meetings and took action by unanimous written consent on three occasions during the last fiscal year. Compensation Committee members are Directors Gordon (chairman) and Hoak.

Security Ownership of Management

  The following table indicates the ownership on April 1, 1996, of the Company's Common Stock by each Director and nominee, each executive officer named in the Summary Compensation Table, and all Directors and executive officers as a group:

                                 Shares      Percent
                              Beneficially     of
Name                           Owned(1)(2)    Class
----                           -----------   ------
Martin L. Berman. . . . . . .    481,863(3)   1.2%
Marvin J. Girouard. . . . . .    535,805      1.4%
Craig C. Gordon . . . . . . .      8,376       *
James M. Hoak . . . . . . . .     57,181       *
Clark A. Johnson. . . . . . .    823,343      2.1%
Sally F. McKenzie . . . . . .     24,448       *
Charles R. Scott. . . . . . .     97,918       *
Robert G. Herndon . . . . . .      9,000       *
J. Rodney Lawrence. . . . . .     59,778       *
E. Mitchell Weatherly . . . .     59,789       *
Charles H. Turner . . . . . .     12,080       *
All Directors and Executive
  Officers as a Group . . . .  2,216,002      5.5%

------------------

(1) Included in the table are shares acquired through and held by the Company's Stock Purchase Plan. Also included in the table are shares issuable within 60 days of April 1, 1996, to Mr. Girouard (138,115 shares), Mr. Gordon (3,000 shares), Mr. Hoak (12,450 shares), Mr. Johnson (262,856 shares), Mrs. McKenzie (22,263 shares), Mr. Berman (6,150 shares), Mr. Scott (35,356 shares), Mr. Lawrence (25,652 shares), Mr. Weatherly (23,647 shares), Mr. Turner (10,447 shares) and to all Directors and Executive Officers as a group (564,322 shares), upon the exercise of stock options granted pursuant to the Company's 1980 and 1989 Stock Option Plans.

(2) Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to his shares.

(3) Includes 437,445 shares issuable upon conversion of the Company's 6 7/8% convertible subordinated notes due 2002 and 28,000 shares of Common Stock held by funds managed by Palisade over which Palisade has shared voting and investment power.

 *   Represents less than 1% of the outstanding shares of such class.


Security Ownership of Certain Beneficial Owners

  The following table indicates the ownership on April 1, 1996, by each person who was known by the Company to own beneficially five percent or more of any class of the Company's Common Stock:


Name and                               Shares            Percent
Address of                          Beneficially           of
Beneficial Owner                        Owned             Class
--------------------                -------------       ---------

Clover Capital Management, Inc.     3,055,278 (1)         7.7%
11 Tobey Village Office Park
Pittsford, New York  14534

FMR Corp.                           4,186,605 (2)         10.6%
82 Devonshire Street
Boston, Massachusetts  02109

ICM Asset Management, Inc.          2,207,021 (3)         5.6%
601 W. Main Avenue, Suite 917
Spokane, Washington  99201

------------------

(1) Includes 301,225 shares of Common Stock that may be acquired upon conversion of the Company's 6 7/8% Convertible Subordinated Notes due 2002. Includes 3,053,178 shares over which such company has sole voting power and 3,053,178 shares over which it has sole dispositive power.

(2) Includes 199,405 shares over which such company has sole voting power and 4,186,605 shares over which such company has sole power to dispose or to direct the disposition.

(3) Includes 1,223,107 shares over which such company has sole voting power and 2,207,021 shares over which such company has sole dispositive power.

                           EXECUTIVE COMPENSATION

The following table sets forth a summary of the compensation with respect to the past three fiscal years for services rendered in all capacities to the Company and its subsidiaries by the Chief Executive Officer, the four other most highly compensated executive officers and one former officer who was not an executive officer at the end of the fiscal year.

                                          Summary Compensation Table
                                         Annual Compensation           Long-Term Compensation
                                  --------------------------------   ---------------------------
                                                         Other                        Securities     All
    Name and             Fiscal                        Annual (1)     Restricted      Underlying   Other (3)
Principal Position        Year    Salary      Bonus   Compensation   Stock Awards(2)  Options(#) Compensation
------------------       ------  --------   --------  ------------   ---------------  ----------  -----------
Clark A. Johnson          1996   $625,000   $625,000    $51,522         $93,759         36,145      $98,400
Chairman and Chief        1995    610,000    610,000     50,054          96,078         45,887       65,580
  Executive Officer       1994    580,000     40,600     37,209          90,179         39,634       43,716

Marvin J. Girouard        1996    392,000    352,800     23,573          49,001         18,892       96,111
President and Chief       1995    380,000    342,000     30,702          49,882         23,821       78,582
  Operating Officer       1994    365,000     25,550     28,245          47,251         21,292       51,954

J. Rodney Lawrence        1996    165,000     75,000     17,184            --           10,000       21,602
Senior Vice President,    1995    156,000     55,500     18,807            --           10,500       15,029
  Legal and Secretary     1994    149,000     10,500     24,308            --            8,750       18,061

E. Mitchell Weatherly     1996    155,000     70,000     19,802            --           10,000       20,778
Senior Vice President     1995    147,500     52,000     28,324            --           10,500       15,831
  Human Resources         1994    140,000      9,800     20,956            --            8,167       10,325

Charles H. Turner         1996    160,000     70,000     16,399            --           10,000        8,730
Senior Vice President     1995    150,000     52,500     13,752            --           10,500        6,044
  Stores

Robert G. Herndon         1996    258,000       --       25,422          25,803          9,947       19,700
Former Executive Vice     1995    250,000    212,500     21,863          26,256         12,538       30,421
  President and Chief     1994    240,000     16,800     22,013          24,850         10,934       21,116
  Financial Officer
----------------

(1) Includes reimbursements for club dues, automobile expenses, financial planning, medical expenses and aircraft allowance, if applicable.
(2) Dollar value of restricted stock is computed using the closing price of the Common Stock on September 28,
    1995, the date of grant of the restricted stock.  Recipients of such restricted stock awards will receive cash dividends paid on such stock.  Restricted stock held by Messrs. Johnson, Girouard and Herndon will vest at the times and to the extent that 25% of the stock options granted in conjunction with the award of restricted stock have been exercised and the option shares held for two years.  The total amount and the dollar value of restricted stock held at March 2, 1996, were:  Mr. Johnson, 42,089 shares ($552,418);
    Mr. Girouard, 21,745 shares ($285,403);  Mr. Lawrence 17,578 shares ($230,711); Mr. Weatherly 16,407 shares ($215,342); Mr. Turner has no restricted grants; and Mr. Herndon, 2,877 shares ($37,761).
    Restricted stock held by Mr. Lawrence and Mr. Weatherly was granted under a different plan.
(3) Includes Company matching contributions for Messrs. Johnson, Girouard, Lawrence, Weatherly, Turner and
    Herndon of $5,965, $4,624, $5,386, $4,989, $3,993, and $2,439, respectively, under the Company's 401(k)
    Retirement Plan, of $29,969, $17,063, $4,915, $4,604, $2,887, and $4,429, respectively, under the
    Company's Benefit Restoration Plan, and of $62,466, $74,425, $11,301, $11,185, $1,850, and $12,832,
    respectively, under the Company's Stock Purchase Plan.

    The Company has entered into Post-Employment Consulting Agreements with Messrs. Johnson, Girouard, Lawrence, Weatherly, Turner and three other executive officers (individually, an "Executive"). Upon termination of the Executive's employment by the Company prior to retirement other than for "cause" or by the Executive for "good reason," as defined in the agreements, the Company will retain the Executive as a consultant for either two years (in the case of Messrs. Johnson, Girouard, Lawrence and Weatherly) or one year (in the case of Mr. Turner) and pay a monthly fee equal to his base salary immediately prior to termination. The Executive will also receive 50% of the Executive's cost for continuing medical and dental insurance coverage. If the Executive enters into employment during the consulting period that provides compensation equal to or greater than the amount of the consulting fees, the Company will pay the Executive an immediate one-time payment in the amount of 50% of the difference between the total fees that otherwise would have been payable during the term of the consulting agreement and the aggregate fees actually paid prior to reemployment. If the Executive enters into employment during the consulting period that provides compensation less than the consulting fees, the Company will reduce the monthly consulting fee by the amount of the monthly compensation for reemployment and at the end of the consulting period will pay the Executive 50% of the difference between the total fees that otherwise would have been payable during the term of the consulting agreement and the aggregate fees actually paid.

    The Company maintains two supplemental retirement plans to aid in attracting and retaining key executives. Messrs. Johnson, Girouard, Lawrence, Weatherly and Herndon participate in a plan which provides that upon death, disability, retirement or other termination (but commencing at retirement age), a participant will receive annual benefits over 15 years which, when added to Social Security retirement benefits, generally equal his vested percentage of 50% of the participant's highest average annual salary and bonus (based on a three-year average), but in no event more than $350,000. If a participant retires after age 65, the percentage of his highest average annual salary and bonus used to calculate his benefit is increased above 50% by 5% for each year of service after age 65, but not greater than 65%. Benefits vest for each participant at the rate of 10% per year of service with a maximum of five years of credit allowed for service to the Company prior to participation in the plan. Messrs. Johnson, Girouard, Lawrence, Weatherly and Herndon are each fully vested. All participants in the plan have elected to receive benefits in a lump sum distribution. Mr. Turner and three other executive officers participate in a different supplemental retirement plan which provides that upon death, disability, attaining age 65 or later retirement from the Company, a participant will receive an annuity based on annual benefits which, when added to Social Security retirement benefits, generally equal a percentage (calculated as 3% multiplied by the participants's total number of years of service to a maximum of 60%) of the participant's highest average annual salary and bonus (based on a three-year average), but in no event more than $350,000.
Benefits vest for each participant at the rate of 10% per year of participation in the plan. If a participant retires prior to age 65, the percentage of his highest average annual salary and bonus used to calculate his benefit is reduced by 5% for each year his retirement precedes age 65. Mr. Turner has no credited years of participation in the plan.

                    Option Grants in the Last Fiscal Year

    The following table sets forth information relating to stock options granted during the fiscal year ended March 2, 1996, to the executive officers named in the Summary Compensation Table.

                     Number of     % of Total
                     Securities      Options
                     Underlying    Granted to      Exercise
                       Options    Employees in       Price      Expiration      Grant Date
Name                 Granted(1)    Fiscal Year  (per share)(2)     Date      Present Value(3)
----                 ----------    -----------  --------------  ----------   ----------------
Clark A. Johnson       36,145          9.6%         $10.38       09/28/05        $121,086
Marvin J. Girouard     18,892          5.0           10.38       09/28/05          63,288
J. Rodney Lawrence     10,000          2.7           10.38       09/28/05          29,400
E. Mitchell Weatherly  10,000          2.7           10.38       09/28/05          29,400
Charles H. Turner      10,000          2.7           10.38       09/28/05          29,400
Robert G. Herndon       9,947          2.7           10.38       09/28/05          33,322

----------------

(1) Options were granted on September 28, 1995, to Messrs. Johnson, Girouard and Herndon and
    become exercisable in installments of 25% of the amount awarded six months after the date of grant and 25% on each of the following three anniversaries of the date of grant.  Mr.
    Herndon's options were forfeited February 8, 1996 upon his termination.  Options were granted on September 28, 1995, to Messrs. Lawrence, Weatherly and Turner and become exercisable in annual installments of 20% of the amount awarded beginning one year after the date of grant.  With the consent of the administrative committee of the stock option plan, an employee may elect to satisfy his income tax withholding obligations by the delivery of previously owned shares or the withholding of shares otherwise issuable upon exercise of the option.  Options will terminate at the time of termination of employment if the termination is for cause or for resignation without the consent of the Company, or three months after termination in the case of any other termination, or one year after death or disability.
(2) Exercise price is equal to the current market value at the date of grant.
(3) The present value of options on the date of grant was determined using a variation of the
    Black-Scholes option pricing model.  The estimated values under the Black-Scholes option pricing model are based on the  following assumptions at the time of grant: an exercise price equal to the fair market value of the underlying Common Stock; an option term of 10 years; an interest rate of 6.2%, which represents the interest rate on a U.S. treasury security with a maturity date corresponding to the option term; dividend payment rate of
    $.12 per share per year; a volatility of 36.0%, which is based on Common Stock prices for the one-year period prior to the date of grant; and standard actuarial assumptions, estimated from a large universe of option holders, that yield reductions of 15.4% for the three-year options and 25.7% for the five-year options to reflect the probability of forfeiture of the option due to termination prior to vesting; and reductions of 21.3% for the three-year options and 18.7% for the five-year options to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date.  These assumptions were made as of the time of grant and may or may not be valid assumptions at later points in time.  The actual value, if any, that an executive may realize from the options will be the excess of the market price of the Common Stock on the day of exercising the options over the exercise price of the options. The actual value may or may not be near the value estimated in the table.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

    The following table provides information relating to the exercise of stock options by the executive officers named in the Summary Compensation Table during the last fiscal year, and the number and value of exercisable and unexercisable stock options held by such officers at March 2, 1996.

                                                          Number of
                                                         Securities
                                                         Underlying            Value of Unexercised
                                                         Unexercised               In-the-Money
                                                           Options                    Options
                                                     at Fiscal Year-End        at Fiscal Year-End(1)
                                                 -------------------------   -------------------------
                  Shares Acquired     Value
Name                on Exercise    Realized(2)   Exercisable Unexercisable   Exercisable Unexercisable
-----             ---------------  -----------   ----------- -------------   ----------- -------------
Clark A. Johnson     158,401       $788,045        243,671       69,237      $1,812,912    $264,150
Marvin J. Girouard      --             --          128,069       36,125         830,538      88,126
J. Rodney Lawrence     3,683         18,525         23,902       23,650         177,679     100,953
E. Mitchell Weatherly  4,601         18,807         22,014       23,300         163,680      99,352
Charles H. Turner       --             --            8,015       24,647          33,057     101,272
Robert G. Herndon      1,655         10,228           --           --              --          --

-----------------

(1) Computed as the difference between the option exercise prices and $13 1/8 (the closing price of the Common Stock at fiscal year-end).
(2) Computed as the difference between the option exercise prices and the closing market price of the
    Common Stock at the date of exercise.


Board of Directors Compensation Committee Report on Executive Compensation

     The Compensation Committee, which is composed entirely of independent, non-employee directors, establishes and administers incentive-based compensation plans for the senior executives, who are the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer, and recommends to the Board of Directors other compensation of the senior executives and compensation of such other officers as the Compensation Committee deems appropriate. The Compensation Committee from time to time retains an independent consultant to assist the Committee in determining compensation levels and programs.

     The Company's overall management compensation philosophy reflects a strong incentive orientation with an aim that more than half of potential senior executive compensation result from performance-based compensation plans. In addition to base salary, executive compensation can include annual bonus, stock options, restricted stock, benefits and perquisites. The Compensation Committee's objective is to provide executives with salary and incentive program opportunities that are valued near the size-adjusted median of comparable companies in its industry, but with additional emphasis on incentive compensation. As management responsibility increases, a greater portion of the executive's compensation is directed toward performance-based programs. These incentive programs involve short-term bonus plans to reward annual performance and long-term, stock-based plans to encourage stock ownership and reward the enhancement of shareholder value.

     Section 162(m) of the Internal Revenue Code generally prohibits publicly held companies such as the Company from deducting from corporate income all compensation paid to the chief executive officer or any of the four other most highly compensated officers that exceeds for each officer $1,000,000 during the tax year. Qualifying performance-based compensation paid pursuant to plans approved by shareholders will not be subject to this deduction limitation. It is the intent of the Compensation Committee to take reasonable measures to obtain full corporate tax deductions for compensation paid to the Company's executive officers. In 1994, the Company's shareholders approved the Senior Management Annual Bonus Plan. The Compensation Committee granted awards in the 1996 fiscal year under the Senior Management Annual Bonus Plan and the Company's employee stock option plan with the intention of those plans qualifying for the performance-based compensation exclusion applicable to the deduction limitation.

     Base salary levels of senior executive officers are reviewed annually by the Compensation Committee. Salaries are based primarily upon salary levels of executives in comparable companies in the industry and individual performance of the executive during the preceding year. The Compensation Committee considers the factors it deems relevant, but does not assign specific weights to different factors. Comparable companies are considered with reference to a peer group of 15 high-growth retail companies, whose average performance is shown in the Stock Performance Graph below. The Compensation Committee aims to set executive salaries near the size-adjusted median of salaries paid by the peer group. At the time annual salaries were established for the 1996 fiscal year, data specifying salary, bonus and long-term compensation components of total cash compensation for executives of the peer group companies were unavailable for the coming year as well as the preceding year, and as a result certain assumptions and estimates were made in comparing peer group executives' salary compensation levels. The salary of the Chief Executive Officer was increased $15,000 to $625,000 for the 1996 fiscal year. Base salary for each of the Company's senior executives during the last fiscal year fell above the median of estimated base salary for comparable executives of the peer group companies.

     The Company maintains two annual bonus plans, one for senior executives and another for other management personnel. During the 1996 fiscal year, the bonus plan for senior executives established a formula designed to reward for superior total shareholder return of the Company during the year relative to the prior year compared to the change in total shareholder return of the peer group companies. Total shareholder return is defined as the percentage change in price of the common stock at the end of the fiscal year compared to the price of such stock at the end of the prior year plus the percentage return on dividends paid (other than dividends paid in common stock), based on the price of the common stock at the end of the prior year. In order for executives to receive any bonus, the Company's performance must rank at least twelfth relative to the companies in the peer group. From this threshold level, the amount of bonus available to the two senior executives other than the Chief Executive Officer ranges from approximately 32% of base salary if the Company ranks twelfth in relative performance within the peer group, up to approximately 110% of base salary if the Company ranks first. The amount of bonus available to the Chief Executive Officer ranges from 40% of his base salary if the Company ranks twelfth in relative performance up to 125% of base salary if the Company ranks first. The bonus plan is designed to provide a bonus opportunity that is competitive with size-adjusted bonuses paid by the peer group companies when the Company's total shareholder return is average relative to the peer group companies and to provide above average bonus opportunity when the Company's total shareholder return is superior. The bonus plan does not provide for discretionary bonuses when performance targets are not met. In fiscal 1996, the Company's total shareholder return ranked fourth in relative performance within the peer group, and the Chief Executive Officer was awarded a bonus of $625,000.

     The annual bonus for the Company's other executives is dependent upon the attainment of budgeted levels of pretax earnings and provides bonus awards based on a formula when earnings meet or exceed certain budgeted levels. Target bonus amounts are set at from 10 to 35 percent of each executive's base salary. Bonus targets were established to reflect the average for bonus targets from a broad spectrum of comparable size companies, including companies in the peer group.

     Long-term incentives are provided through awards under stock option and restricted stock plans. Under the stock option plan, executives and other key employees may be awarded options to purchase Company stock, which in the past have always been at a purchase price of fair market value on the date of grant. Awards under the stock option plan are designed with the intention of promoting the success of the Company and retention of the executive with the Company in a manner that produces value to the employee only when there is a corresponding increase in value to all shareholders. The Company has two restricted stock plans to provide long-term incentives and encourage ownership of stock by management. One plan is currently intended for senior executives and is implemented in conjunction with the granting of stock options. The other plan is designed for other executives and provides for the vesting of restricted stock awards over a ten-year period. Under both plans, executives may vote and receive dividends on unvested restricted stock.

     Long-term incentives for the senior executives are awarded in a combination of stock option and restricted stock awards. Restricted stock is awarded only in conjunction with the granting of stock options and is subject to such restrictions as the Compensation Committee establishes at the time of the award. Rights to transfer the restricted stock will be acquired by the executive only upon the satisfaction of all restrictions. The Company currently intends to award annually a combination of stock options and restricted stock awards. During the 1996 fiscal year, stock options vesting over three years with an exercise price at market value were granted to the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer. The Compensation Committee intends to use stock options and restricted stock in proportions that produce awards of approximately equal value. In conjunction with the stock options, restricted stock was awarded in amounts representing 25% of the shares subject to the corresponding stock options. The restrictions on the stock will lapse only to the extent the executive has exercised stock options that were granted in conjunction with the restricted stock and has held the shares of option stock for two years. The amounts of the stock option and restricted stock awards are intended to approximate the size-adjusted median total long-term incentive compensation paid to officers of the peer group companies. The number of currently held options by each executive was not considered in making stock option and restricted stock awards. During the 1996 fiscal year the Chief Executive Officer was awarded 9,037 shares of restricted stock under this plan in conjunction with the granting of options to purchase 36,145 shares under the stock option plan. This stock option/restricted stock award was based on the estimated value of the size-adjusted average annualized long-term compensation awarded for chief executive officers in the peer group.

     The Company provides benefits and perquisites to executive officers to respond to competitive practices in the industry. The Compensation Committee believes these benefits are typical for companies of its size.

                                                  COMPENSATION COMMITTEE

                                                        Craig C. Gordon
                                                       James M. Hoak, Jr.
                                                        Charles R. Scott*
                                                       Sally F. McKenzie*


* Mr. Scott and Mrs. McKenzie served as the sole members of the Compensation Committee for the first four months of the Company's last fiscal year. Mr. Gordon and Mr. Hoak served as the sole members during the remaining eight months of the fiscal year.


Company Stock Price Performance Graph

     The following graph provides an indicator of the percentage change during the Company's last five fiscal years of cumulative total shareholder return, assuming the reinvestment of dividends, of the Company's Common Stock, the S&P 500 Index and the peer group, consisting of 15 high-growth retail companies.

                         1991 1992 1993 1994 1995 1996
                         ---- ---- ---- ---- ---- ----
Pier 1 Imports, Inc.     100  221  258  197  225  318

S&P 500 Index            100  116  128  139  149  200

Peer Group               100  148  169  155  137  137


     The companies comprising the peer group are The Bombay Co., Inc., Charming Shoppes, Inc., Dayton Hudson Corporation, Dillard Department Stores, Inc., Duty Free International, Inc., Fabri-Centers of America, Inc., The Gap, Inc., The Home Depot, Inc., The Limited, Inc., Michaels Stores, Inc., Nordstrom, Inc., The Sherwin-Williams Company, Toys "R" Us, Inc., Wal-Mart Stores, Inc., and Walgreen Co.


               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In January 1988, the Company loaned Mr. Johnson $1,191,928 for the purchase of shares of the Company's Common Stock in the open market. The loan is evidenced by an unsecured promissory note which is payable on demand, and if no demand is made, on December 31, 1997, unless such loan is renewed. The note accrues interest at a floating rate of interest equal to 0.5% over the daily weighted average interest rate applicable to the Company's variable rate indebtedness. The note provides that no less than one-half of the accrued interest will be due and payable on each December 31 and that the remaining accrued interest, as of each December 31, will be added to the principal amount of the note. The loan was granted in conjunction with the termination of 91,080 stock options and the grant of other options to acquire 45,540 shares of Common Stock. Mr. Johnson was permitted to elect to maintain the above-stated options or to surrender for termination such options, and in consideration therefor, be granted options to purchase 50% of the shares subject to the terminated options at an option price equal to the fair market value of the shares on the date of grant and be loaned funds by the Company to purchase up to 100% of the shares subject to the terminated options. As of March 2, 1996, the principal amount of Mr. Johnson's promissory note was $829,390.40.

     In March 1993 the Company invested $3,000,000 in a limited partnership fund that invests primarily in securities of companies with small to medium size market capitalizations. The fund is managed by Whiffletree Corporation, one of whose principals is Steven E. Berman, a brother of Martin L. Berman. In 1995, the fund's partners, including the Company, approved the retention of Palisade as a sub-advisor of the fund. Whiffletree Corporation is an affiliate of Palisade, of which Martin L. Berman, a director of the Company, is chief executive officer. The Company terminated the investment March 29, 1996, and received $4,672,900. The Company incurred fees, including performance fees, to Whiffletree Corporation of approximately $274,319 during the last fiscal year. An additional performance and first quarter fee for the period between the close of the Company's fiscal year and March 29, 1996, is estimated to be approximately $23,000. The Company also paid commissions to Palisade in the amount of $22,105 in connection with the purchase of Common Stock as part of the Company's stock purchase program.

     In April 1994, the Company entered into an agreement with Smith Barney Inc., with which Martin L. Berman was a managing director until April 1995, to act as trustee of the Company's 401(k) defined contribution plan. Additionally, Smith Barney Inc was retained to select and monitor management of the plan's funds and to provide investment advice to participants of the plan as they may request. For these services, the Company paid fees of $64,471 in the last fiscal year.

     In December 1989, a subsidiary of the Company and Berman Industries, Inc., a company which is majority owned by Martin L. Berman, entered into a Joint Operating and User Agreement (the "User Agreement") for each company to hold an undivided 1/8 ownership in a Cessna jet aircraft. At the time of the sale of the aircraft in December 1995 the User Agreement expired, ending the shared interest in an aircraft with Berman Industries, Inc.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten-percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners with respect to the last fiscal year were observed, except that one report each was filed late by Clark A. Johnson and Charles R. Scott and one report was not filed by Robert G. Herndon.


          PROPOSAL TO AMENDMENT THE 1989 EMPLOYEE STOCK OPTION PLAN

     The Pier 1 Imports, Inc. 1989 Employee Stock Option Plan (the "Plan") is intended to benefit the Company by providing certain officers and certain key employees of the Company with additional incentives and giving them a greater interest as shareholders in the success of the Company. The Plan was adopted by the Company's Board of Directors and was approved by the Company's shareholders on June 29, 1989. Approximately 95 employees participate in the Plan. During the last fiscal year, the Company granted stock options covering 359,985 shares to all employees of which options for 124,985 shares were granted to executive officers.

     The Board of Directors has determined that it is in the best interests of the Company to amend the Plan to (i) increase the number of authorized shares issuable under the plan by an additional 1,500,000 shares, (ii) extend termination of the Plan from June 29, 1999 to June 30, 2004, (iii) provide that no person may be granted options which in the aggregate exceed 15% of the shares of Common Stock authorized from time to time under the Plan and
(iv) change the definition of "Disinterested Person" to include the requirements of an "outside director" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the"Code"). The amendments described in
(iii) and (iv) above are proposed in order for the Plan to qualify as a performanced based compensation plan under Section 162(m) of the Code.

     The Plan originally provided for issuance of up to 1,500,000 shares of Common Stock, subject to adjustment for stock splits, stock dividends and other changes to the capitalization of the Company. Currently options, adjusted for such changes, have been granted covering an aggregate of 1,739,385 shares, leaving 195,377 shares remaining for issuance pursuant to subsequent grants. If the proposed amendment is approved by shareholders, the total number of shares that will then be issuable under the Plan will increase to 1,695,377 shares.

     The Plan is administered by a Committee of two or more Directors of the Company who are "disinterested persons" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The proposed amendment would change the definition of "disinterested persons" who comprise the Committee to include the requirements of the term "outside director" under Section 162(m) of the Code. The Committee has the discretion to determine the participants to be granted options, the number of shares granted to each person, the purchase price of the Common Stock covered by each option and other terms of the option. Options intended to meet the requirements of
Section 162(m) of the Code will have an exercise price no less than the fair market value of the Common Stock on the date of grant.

     Options granted under the Plan may be either incentive stock options qualifying under Section 422 of the Code or non-qualified stock options. In the event any option terminates, expires or is surrendered without having been exercised in full, the shares subject to such option will again be available for issuance pursuant to options to be granted under the Plan. The shares of Common Stock to be issued upon exercise of options may be authorized but unissued shares or shares previously issued and reacquired by the Company.

     The term of an option will be fixed by the Committee, but in no event will the term be more than 10 years (five years with respect to incentive stock options granted to a holder of more than 10% of Common Stock then outstanding) from the date of grant. Each option will be exercisable at such times and upon such conditions as the Committee may determine, except that the aggregate fair market value of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee in any calendar year may not exceed $100,000. The option exercise price will be determined by the Committee, but may not be less than the par value of the Common Stock, and in the case of incentive stock options may not be less than the fair market value of the Common Stock on the date of grant or 110% of the fair market value with respect to any incentive stock options granted to a holder of more than 10% of the then outstanding Common Stock. Option holders will pay the option exercise price in cash or, if permitted by the Committee, in shares of Common Stock owned by the option holder. The Committee may provide the option holder with the right to satisfy any withholding tax obligation by delivery of previously owned shares or withholding shares otherwise issuable upon exercise of a non-qualified stock option. The Committee may include a right of relinquishment to permit the optionee to relinquish all or part of the vested and unexercised portion of the option for the number of shares of Common Stock having a market value equal to the appreciated value of the option. The Committee may make adjustments to the option exercise price and number of shares covered by outstanding options to prevent dilution or enlargement of rights of option holders as a result of certain corporate events, such as reorganizations, mergers, stock splits, stock dividends or other changes in the capital structure of the Company.
The Committee may also make adjustments in the aggregate number of shares subject to issuance under the Plan.

     In the event of the retirement (with the written consent of the Company) or other termination of employment of the optionee, the employee may exercise the option at any time within three months after such retirement or termination of employment unless such termination was for cause or voluntary on the part of the employee or without the written consent of the Company, in which case the option will terminate on the date of the employee's termination, or unless the termination resulted from the death or disability of the employee, in which event the option will terminate one year after the death or disability of the employee.

     Under the proposed amendments, the Plan will terminate on June 30, 2004. The Board of Directors may, however, suspend, terminate or amend the Stock Option Plan at any time prior to such date to conform it to any changes in law or any other respect it deems to be in the best interests of the Company; provided that without the approval of the shareholders no such amendment may make any change in the plan for which shareholder approval is required by
(i) Rule 16b-3 under the Securities Exchange Act of 1934, (ii) the Code or regulatory provisions dealing with incentive stock options, (iii) any rules for listed company promulgated by any national stock exchange on which the Company's stock is traded or (iv) any other applicable law.

Federal Income Tax Consequences

     No taxable income will be realized by a participant upon the grant of a non-qualified stock option. Upon exercise, the excess of the fair market value of the shares at the time of exercise over the option exercise price for such shares will generally constitute taxable compensation. The Company or a subsidiary will be entitled to a deduction for such compensation income (assuming any federal income tax withholding requirements are satisfied). Upon disposition of the shares acquired upon exercise, any appreciation (or depreciation) in the stock value after the date of exercise will be treated as capital gain (or loss).

     No taxable income will be recognized by a participant upon the grant or exercise of an incentive stock option, assuming there is no disposition of the option shares within two years after the option was granted or within one year after the option was exercised (the "holding period"), and providing that the participant has been employed by the Company or one of its subsidiaries from the date of grant to a date that is not more than three months before the date of exercise. The exercise of an incentive stock option, however, could result in an item of tax preference for purposes of the alternative minimum tax. The sale of incentive stock option shares after the holding period at a price in excess of the participant's adjusted basis (ordinarily the option exercise price) will constitute capital gain to the participant, and neither the Company nor any subsidiary will be entitled to a federal income tax deduction by reason of the grant or exercise of the option or the sale of the shares. If incentive stock option shares are sold by the participant prior to the expiration of the holding period, generally the participant will have compensation income taxable in the year of such sale in an amount equal to the excess, if any, of the fair market value of such shares at the time of exercise of the option (or, if less, the amount received upon the sale) over the option exercise price for such shares. The Company or a subsidiary will be entitled to a deduction for such compensation income (assuming any federal income tax withholding requirements are satisfied).

     Adoption of this Proposal requires approval by the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.


                            STOCKHOLDER PROPOSAL

     Mark A. Boyar, whose address and stock ownership will be furnished by the Company to any stockholder requesting such information, has informed the Company that he intends to present for action at the Annual Meeting the following resolution:

          RESOLVED, that we the shareholders of Pier 1 Imports, Inc. request that the board of directors retain an independent investment banker to evaluate and report to the board on strategic options available to maximize shareholder value, a summary of such report to be made available to shareholders no later than three months prior to the 1997 annual meeting.

Mr. Boyar has submitted the following statement in support of his proposal:

     The value of Pier 1 common stock for the past five fiscal years has significantly underperformed both that of its peer group and the S&P 500. Management seems unable or unwilling to take steps to address this problem in a positive manner; instead, management persists in pursuing various actions which appear to contribute to the poor performance of Pier 1 stock, including, among other things, adopting a "poison pill," awarding itself highly generous bonuses, and placing some of its investment capital with persons affiliated with a member of the board. In these circumstances, the need for an independent evaluation of the options open to Pier 1 to enhance shareholder value seems clear.

Statement of the Board in Opposition to the Stockholder Proposal

     Your Directors are committed to the enhancement of shareholder value. The Board believes the Company is well positioned to enjoy profitable growth and at this time intends for management to concentrate its efforts on the expansion and profitability of the Company's core business. Total shareholder return of the Company during the past five years has outperformed both the S&P 500 and the peer group of retail companies, as shown in the preceding Stock Performance Graph. It can also be seen that total shareholder return of the Company relative to that of its peer group has improved dramatically during the past two years.

     Mr. Boyar describes certain actions taken by management that he suggests have contributed to poor performance in the price of the Company's stock. In particular he mentions the adoption of the Company's share purchase rights plan or "poison pill" as one such action. During its consideration of adopting a poison pill, the Board was provided a study by its investment banking firm showing that the adoption of a poison pill has had no significant long-term effect on the stock price of companies adopting poison pills. The Board also was given data from two independent studies conducted in 1988 that showed that companies with share purchase rights plans generally received significantly higher prices during a take-over than companies without such plans. On the day prior to adoption of the Company's share purchase rights plan the closing price of the Company's Common Stock was $7 5/8 per share, and a little more than a year later on the last day of the Company's last fiscal year the price was $13 1/8. In May 1996 the price of the Company's stock reached a historic high of $15. It is also noteworthy that over 1,700 public companies have adopted a share purchase rights plan similar to that of the Company. Mr. Boyar asserts that the Company's senior executive bonus program is also detrimental to the stock performance, but he offers no basis for such assertion nor is the Board aware of anything that indicates that the size of the Company's bonuses to executives has any effect on stock price. It should be noted that senior executive bonuses for the past three years have been based on the relative performance of the Company's stock price plus dividend return, and bonuses have increased only to the extent of the Company's relative shareholder return compared to its peer group. Finally, Mr. Boyar suggests an adverse impact to shareholders because the Company has had $3 million of its excess cash managed by persons affiliated with a member of the Board. That investment was made as a temporary placement of excess funds in 1993, more than a year prior to such member's election to the Board of Directors. Although the Company received an average annual compounded rate of return of 14.7% on these funds, the Company closed the investment at the end of March 1996 to eliminate any appearance of conflict.

       Your Directors regularly review the Company's position and strategic direction as well as available options and potential alternatives, and from time to time consult with investment banking firms in this regard. The Board has taken and will continue to take steps that it believes are prudent to increase shareholder value. The Board is opposed to the proposal to engage an investment banker because it is only one narrowly focused method, and not the appropriate method at this time to maximize shareholder value.

     Adoption of the Stockholder Proposal requires approval by the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE STOCKHOLDER
PROPOSAL.


                               OTHER BUSINESS

     No other matters are scheduled to be presented for action at the meeting other than the matters described in this Proxy Statement. If any other business should properly come before the meeting, the persons named in the proxy intend to vote thereon in accordance with their best judgment.

Relationship with Independent Auditors

     The Board of Directors of the Company annually selects independent public accountants to serve as auditors for the upcoming fiscal year. The Board plans to select auditors for the 1997 fiscal year at the meeting of the Board of Directors which follows the Annual Meeting of Shareholders.

     At its meeting in June 1995, the Board of Directors appointed Price Waterhouse LLP as auditors for the Company for fiscal year 1996. On March 1, 1996, the Company terminated the engagement of Price Waterhouse LLP as the independent accountants for the audit of the Company's financial statements. The decision to change the Company's independent accountants was recommended by the Audit Committee of the Board of Directors. The reports of Price Waterhouse LLP on the financial statements of the Company for each of the two prior years contained no adverse opinion or disclaimer of opinion or any qualification or modification as to uncertainty, audit scope or accounting principles. During the two fiscal years ending February 26, 1994, and February 25, 1995, and during the period February 26, 1995, through March 1, 1996, there were no disagreements with Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of Price Waterhouse LLP, would have caused a reference to the subject matter of the disagreement in its audit report. On March 1, 1996, the Company notified Ernst & Young LLP of the Company's intention to engage Ernst & Young LLP as independent accountants for the audit of the Company's financial statements for the fiscal year ending March 2, 1996. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Shareholders and will be given the opportunity to make a statement if he so desires and to respond to appropriate questions from Shareholders.

Shareholder Proposals for 1997 Annual Meeting

     The date by which Shareholder proposals must be received by the Company for inclusion in the Proxy Statement for the 1997 Annual Meeting of Shareholders is January 15, 1997.

Proxy Solicitation

     The cost of soliciting proxies will be borne by the Company. The services of Kissel-Blake, Inc. will be employed for the purpose of facilitating the solicitation. The fees of Kissel-Blake, Inc. in this connection will be borne by the Company and are not expected to exceed $5,000 plus mailing and delivery expenses. In addition to solicitations by mail, officers and regular employees of the Company may solicit proxies personally and by telephone or other means, for which they will receive no compensation in addition to their normal compensation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for their reasonable out-of-pocket and clerical expenses.


                           YOUR VOTE IS IMPORTANT

     You are encouraged to let us know your preference by completing and returning the enclosed proxy card.


                                        J. Rodney Lawrence
                                             Secretary

May 20, 1996

                                  APPENDIX


                            PIER 1 IMPORTS, INC.
                       301 Commerce Street, Suite 600
                           Fort Worth, Texas 76102

                                    PROXY

     Solicited on Behalf of the Board of Directors for Annual Meeting of Shareholders, June 27, 1996

     The undersigned hereby appoints CLARK A. JOHNSON, MARK L. HART, JR. and
J. RODNEY LAWRENCE, and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of the Common Stock of Pier 1 Imports, Inc. held of record by the undersigned on May 8, 1996, at the annual meeting of shareholders to be held at 10:00 a.m. local time on June 27, 1996, at the Radisson Plaza Hotel, Grand Crystal Ballroom, Section A, 815 Main Street, Fort Worth, Texas, and any adjournment thereof.

     This Proxy, when properly executed, will be voted in the manner directed by the undersigned share- holder. If no direction is made, this proxy will be voted "FOR" the election of the directors nominated, "FOR" the proposed amendments to the Company's 1989 Employee Stock Option Plan, and "AGAINST" the Stockholder Proposal.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

(Continued and to be signed and dated on the reverse side)
-----------------------------------------------------------------------------
Item 1.
Election of Directors.  FOR all nominees [ ]   WITHHOLD AUTHORITY to vote [ ]
                        listed below           for all nominees listed below

                        *EXCEPTIONS      [ ]

Nominees: Clark A. Johnson, Charles R. Scott, Marvin J. Girouard, Sally F.
          McKenzie, James M. Hoak, Jr., Martin L. Berman and Craig C. Gordon (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominees's name in the space below.)

*Exceptions _______________________________________________________________

Item 2. Approval of the proposed amendments to the 1989 Employee Stock Option Plan.

        FOR  [ ]      AGAINST  [ ]      ABSTAIN  [ ]
Item 3. Act upon a stockholder proposal.

        FOR  [ ]      AGAINST  [ ]      ABSTAIN  [ ]

Item 4. In their discretion, the Proxies are authorized to vote as described in the Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.


                                           Change of Address and/or    [ ]
                                           Comments Mark Here


                                NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administer, trustee or guardian, please give full title as such.

                                Dated: __________________________, 1996

                                _______________________________________
                                               Signature

                                _______________________________________
                                       Signature if held jointly

                                Votes must be indicated
                                (x) in Black or Blue Ink   [ ]

Please date, sign and return promptly in the enclosed envelope.